Murray Williams

17 Leicester Ct.

Laguna Niguel, CA 92677

Re:

Terms of Employment

Dear Murray:

This letter confirms the principal terms of our agreement, as set forth below, with respect to your employment by Sigma Labs, Inc. (the “Company”), which shall be effective as of July 18, 2016 (the "Effective Date"):

1.

Position:  Effective as the Effective Date, you shall serve as Chief Financial Officer, Treasurer, Principal Accounting Officer and Principal Financial Officer of the Company, and you shall be based in Laguna Niguel, California unless otherwise approved by the Chief Executive Officer of the Company.  You shall perform such duties as are customarily performed by individuals acting in these capacities and such other related duties as may be assigned to you from time to time by the Chief Executive Officer or the Board of Directors of the Company.

2.

At-Will Employment:  Your employment shall be on an “at-will” basis.  Either party may terminate your employment at any time by five days' written notice to the other party.

3.

Compensation:

(a)

Base:  The Company shall pay you at the rate of $200 per hour.  It is anticipated your monthly hours will not exceed 25 hours, without the prior written consent of the Chief Executive Officer.  All payments shall be made in accordance with the Company’s payroll practices.  The Company may deduct and withhold from your compensation any amounts of money required to be deducted or withheld by the Company under any or all applicable local, state or federal laws.

(b)

Benefits:  Subject to the terms, conditions and limitations in the plans and insurance programs, you shall be eligible to participate in the group medical, dental, vision, and 401K plans and any other Company benefits made available to other employees at your level of employment.

(c)

Expense Reimbursement:  The Company will reimburse you for ordinary and necessary expenses incurred in the performance of your duties, provided that such expenses are reasonable and are accounted for in accordance with the Company’s usual policies.

(d)

Restricted Stock:  Subject to your entering into the Company's standard-form restricted stock agreement, effective as of the Grant Date (as defined below), the Company shall grant you 31,000 shares of restricted common stock of the Company (the "Shares") pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”).  The grant date of the Shares will be the later of (i) the Effective Date, and (ii) the first business day immediately following the date that the Company files the Company's second Registration Statement on Form S-8 relating to the Plan (the "Grant Date"). A copy of the Plan, as presently in effect, will be delivered to you concurrently with this letter agreement. Provided that you remain an employee of the Company through the vesting date, the Shares will vest on the one-year anniversary of the Effective Date (the "First Anniversary Date"), provided further, however, that 50% of the Shares will be subject to accelerated vesting as set forth in the restricted stock agreement pursuant to which the shares are issued.  The grant of the Shares shall be on such other terms and provisions as are contained in the Company's standard-form restricted stock agreement.

(e)

Option:  Subject to your entering into the Company's standard-form nonqualified stock option agreement under the Plan, effective as of the Grant Date, the Company shall grant you pursuant to the Plan a non-qualified stock option (the "Option") to purchase up to 63,000 shares of common stock of the Company.  The Option will have an exercise price equal to the closing price of the Company's common stock on the Grant Date, will vest and become exercisable as follows: 21,000 shares shall vest and become exercisable on the First Anniversary Date, and the balance of the shares underlying the Option shall vest and become exercisable in eight equal installments of 5,250 shares each on a quarterly basis following the First Anniversary Date, provided, in each case, that you remain an employee of the Company through such vesting.

The Option shall expire on the day before the fifth anniversary of the Effective Date, unless such Option shall have been terminated prior to that date in accordance with the provisions of the Company's standard-form nonqualified stock option agreement, and the Option shall be on such other terms and provisions as are contained in such stock option agreement.

In the event of any stock split, reverse stock split or stock dividend after the date hereof, the number of Shares, the number of shares of the Company's common stock underlying the Option, and the exercise price of the Option shall be appropriately adjusted for any such stock split, reverse stock split or stock dividend.

4.

Confidential Information.  Both during and subsequent to your employment with the Company, you shall not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that may be detrimental to the Company’s interests.

5.

Company Property:  You agree that all designs, lists, books, files, reports, correspondence, computer databases and files, records, supplies, services, computers, postage, telephones and other property and materials (“Company Materials”) used by, prepared for or by, or made available to you while you are employed with the Company, shall be and shall remain the property of the Company.  Upon termination of your employment with the Company, all Company Materials shall be returned immediately to the Company, and you shall not make or retain any copies thereof.

6.

Notices:  Any notice, consent, request or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by postage prepaid to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To the Company:

Mark Cola

President and Chief Executive Officer

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, NM 87507

To you:

Murray Williams

17 Leicester Ct.

Laguna Niguel, CA 92677

(Signature page follows)

If the foregoing terms are acceptable, please sign below and return this letter to me.

Sigma Labs, Inc.		Employee

By	/s/ Mark J. Cola	By	/s/ Murray Williams
Name	Mark J. Cola	Name	Murray Williams
Title	President & CEO

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